Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of November 8, 2012 (this “Amendment”), is made by and entered into among Tower Group, Inc., a Delaware corporation (the “Company”), Canopius Holdings Bermuda Limited, a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Bermuda Holdco (“Delaware Purchaser”), and Condor 1 Corporation, a Delaware corporation and a direct wholly owned Subsidiary of Delaware Purchaser (“Merger Sub”), with respect to the Agreement and Plan of Merger, dated as of July 30, 2012, among the Company, Bermuda Holdco, Delaware Purchaser and Merger Sub (the “Merger Agreement”).

WHEREAS, the Merger Agreement provides, among other things, that, as of the Effective Time and subject to the exceptions and other matters set forth in the Merger Agreement, each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement;

WHEREAS, “Merger Consideration” is defined in the Merger Agreement to mean (i) a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration”), (ii) $1.25 in cash (the “Cash Consideration”) and (iii) cash paid in lieu of fractional shares in accordance with Section 2.02(d) of the Merger Agreement;

WHEREAS, the parties desire to amend the Merger Agreement to remove the Cash Consideration as a component of the Merger Consideration such that the Merger Consideration will comprise only the Stock Consideration and cash paid in lieu of fractional shares, and to make certain related amendments;

WHEREAS, the Boards of Directors of each of the Company, Bermuda Holdco, Delaware Purchaser and Merger Sub have approved this Amendment and the Merger Agreement as amended hereby, declared each of them advisable and determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger on the terms set forth in the Merger Agreement as amended hereby; and

WHEREAS, the parties intend for this Amendment to qualify as an amendment to the Merger Agreement in compliance with the requirements of Section 8.02 thereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.    Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Merger Agreement.

Section 2.    Amendments to the Merger Agreement.

    (a)    Section 2.01(c) of the Merger Agreement (Conversion of Company Shares) is hereby amended by deleting the entire first sentence thereof and replacing it with the following:

Subject to Section 2.01(b), each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive, in accordance with Section 2.02, a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration” and, together with any cash paid in lieu of fractional shares in accordance with Section 2.02(d), the “Merger Consideration”).

    (b)    Section 2.02(b) of the Merger Agreement (Payment of Merger Consideration) is hereby amended by deleting the entire second sentence thereof and replacing it with the following:

Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Bermuda Holdco Shares (rounded down to the nearest whole Bermuda Holdco Share) that such Stockholder has the right to receive in respect of the Company Shares represented thereby and (B) cash in lieu of fractional shares that such Stockholder has the right to receive pursuant to Section 2.02(d), and any surrendered Certificates shall forthwith be canceled.

    (c)    Section 2.03(a) of the Merger Agreement (Equity Awards) is hereby amended and restated in its entirety to read as follows:

At the Effective Time, without any action on the part of any Stockholder, each outstanding stock option granted under the Company Stock Plan or otherwise (a “Company Option”), shall automatically (i) vest and become free of any forfeiture conditions if not then vested and free of forfeiture conditions and (ii) constitute a fully vested option (a “Converted Option”) to acquire (on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Company Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) that number (rounded down to the nearest whole number) of Bermuda Holdco Shares determined by multiplying (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (B) the Stock Conversion Number. The exercise price per Bermuda Holdco Share subject to any such Converted Option shall be an amount (rounded up to the nearest cent) equal to (A) the exercise price per Company Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Stock Conversion Number. Notwithstanding the foregoing, the assumption and conversion of Company Options under this Section 2.03 shall be implemented in such a manner so as not to constitute (i) a “modification,” “extension” or “renewal” (within the meaning of Section 424 of the Code and the regulations thereunder) of the terms of a Company Option that is an “incentive stock option” (as defined under Section 422 of the Code) or (ii) a “modification” or “extension” of the terms of a Company Option (within the meaning of Section 409A of the Code and the regulations thereunder).

    (d)    Section 2.05 of the Merger Agreement (Dissenting Shares) is hereby deleted in its entirety.

    (e)    Section 8.11(a) of the Merger Agreement (Definitions) is hereby amended as set forth below:

i.    The definition of “Stock Conversion Number” is hereby amended and restated in its entirety to read as follows:

“Stock Conversion Number” means the quotient obtained by dividing (x) the closing price per Company Share on the Pricing Date by (y) the Adjusted Bermuda Holdco Price Per Share.

ii.  The definitions of “Cash Consideration,” “Deemed BHS Price,” “Dissenting Shares” and “Option Conversion Number” are hereby deleted in their entirety.

Section 3.    Integration; References. The provisions set forth in this Amendment shall be deemed to be, and shall be construed as, part of the Merger Agreement to the same extent as if fully set forth therein. In the event of any variation or inconsistency between any provision contained in this Amendment and any provision contained in the Merger Agreement, the provision contained herein shall govern. Each reference in the Merger Agreement to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference in the Merger Agreement to “this Agreement” and each other similar reference, shall from and after the effective date of this Amendment refer to the Merger Agreement as amended hereby, except in the case where any such reference relates to the original date of the execution of the Merger Agreement, in which case each such reference shall relate to the Merger Agreement before giving effect to this Amendment.

Section 4.    Governing Law. This Amendment and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.    No Other Amendments. Except as expressly amended or modified hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect.

Section 6.    Entire Agreement. This Amendment, the Merger Agreement and the MTA (as amended) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 7.    Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party. Each party may deliver its signed counterpart of this Amendment to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TOWER GROUP, INC.

By	/s/ Elliot S. Orol
Name: Elliot S. Orol
Title: SVP, General Counsel and Secretary

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CANOPIUS MERGERCO, INC.

By	/s/ Susan Patschak
Name: Susan Patschak
Title: President

CONDOR 1 CORPORATION

By	/s/ Susan Patschak
Name: Susan Patschak
Title: President